EXHIBIT 23.8
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the inclusion in this Amendment No. 3 to the Registration Statement on Form S-1 of Pzena Investment Management, Inc. (File No. 333-143660) of our report, which includes an explanatory paragraph relating to the liquidation of Pzena Investment Management Select Fund, L.P., dated March 26, 2007, on our audit of Pzena Investment Management Select Fund, L.P. as of December 31, 2006 and for the year then ended. We also consent to the reference to our Firm under the caption “Experts”.
/s/ J.H. Cohn LLP
Roseland, New Jersey
October 5, 2007